Exhibit 99.(a)(4)

FORM COVER LETTER TO ELIGIBLE EMPLOYEES DISTRIBUTING PERSONALIZED STATEMENTS

To: Eligible Employee

From: Crocs, Inc. – Stock Option Administration

Date: April 2, 2009

Re:  Crocs, Inc.: Offer to Purchase Certain Outstanding Employee Stock Options for Cash – Personal Statement, Personalized Election Form, Cash Payment Statement and Withdrawal Notice

Dear Eligible Employee:

An e-mail was delivered to you earlier today announcing that Crocs, Inc. (the “Company”) is offering to purchase for cash certain outstanding employee stock options (the “Offer”) with exercise prices equal to or exceeding $10.50.  The terms and conditions of the Offer are described in the Offering Documents that were attached to the previous e-mail.  The Offering Documents and the Schedule TO filed with the Securities and Exchange Commission earlier today are also available on the Company’s website at www.crocs.com.

In connection with the Offer, attached to this e-mail are: (1) your personalized Election Form, (2) your Personal Statement, (3) your Cash Payment Statement and (4) a Withdrawal Notice.  The Personal Statement provides the status of all of your equity awards, including your currently outstanding employee stock options that are eligible for participation in the Offer, and the Cash Payment Statement shows the cash payment offered for your options that are eligible for repurchase.  If you desire to tender your eligible options in the Offer, you must complete and submit the personalized Election Form in accordance with the instructions set forth in the Offering Documents.  If you decide to withdraw a previously submitted Election Form, you will need to complete and submit a Withdrawal Notice in accordance with the instructions set forth in the Offering Documents.

Unless extended by the Company, the Offer will expire at 11:59 p.m., Mountain Time, on April 30, 2009, and all Election Forms must be tendered by that time.

The Company makes no recommendation as to whether or not you should participate in the Offer.  The decision to participate in the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors about your financial or tax situation.

If you have any questions regarding the Offer or the Offering Documents, please contact Stock Option Administration by email at StockTenderOffer@crocs.com or by telephone at (303) 848-7511.

Sincerely,

Stock Option Administration

Crocs, Inc.

Enclosures